NATIONS FUNDS TRUST
                        INVESTOR A SHAREHOLDER SERVICING
                              AND DISTRIBUTION PLAN

         This Shareholder Servicing and Distribution Plan (the "Plan") for the Investor A shares of the series of Nations Funds Trust (the "Trust") listed on the schedule attached hereto (the "Funds"), has been adopted by the Board of Trustees of the Trust in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

         Section 1. Payments for Services. The Trust may compensate or reimburse its Distributor for any activities or expenses primarily intended to result in the sale of Investor A Shares of the Trust's Funds or servicing agents for providing services under this Plan. Payments by the Trust under the Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Trust's Board of Trustees, provided that no rate set by the Board for any Fund may exceed, on an annual basis, 0.25% of the average daily net assets of a Fund's Investor A Shares.

         Section 2. Expenses Covered by Plan.

            (a) Distribution Expenses. The fees payable under Section 1 shall be used primarily to compensate or reimburse the Distributor for distribution services provided by it, and related expenses incurred, including payments by the Distributor to compensate or reimburse banks, broker/dealers or other financial institutions that have entered into a Sales Support Agreement (defined below) with the Distributor ("Selling Agents"), for sales support services provided, and related expenses incurred, by such Selling Agents. Payments under
Section 1 may be made with respect to: (i) preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Distributor or, as applicable, Selling Agents, attributable to distribution or sales support activities, respectively; (ii) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; (iii) overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; (iv) opportunity costs relating to the foregoing (which may be calculated as a carrying charge on the Distributor's or Selling Agents' unreimbursed expenses incurred in connection with distribution or sales support activities, respectively); and (v) any other costs and expenses relating to distribution or sales support activities. The overhead and other office expenses referenced in this Section may include, without limitation: (i) the expenses of operating the Distributor's or Selling Agents' offices in connection with the sale of Fund shares, including lease costs, the salaries and employee benefit costs of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies; (ii) the costs of client sales seminars and travel related to distribution and sales support activities; and (iii) other expenses relating to distribution and sales support activities.

            (b) Shareholder Servicing Expenses. The shareholder servicing activities for which compensation may be received under this Plan may include, among other things: (i) aggregating and processing purchase and redemption requests and transmitting promptly net purchase and redemption orders to the Distributor or transfer agent; (ii) providing customers with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments; (iv) providing information periodically to customers showing their positions in Shares; (v) arranging for bank wires; (vi) responding to customers' inquiries concerning their investment in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by customers or the information to the Trust necessary for subaccounting; (viii) if required by law, forwarding shareholder communications (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; (ix) forwarding to customers proxy statements and proxies containing any proposals regarding the Shareholder Servicing Agreement; (x) general shareholder liaison services; and (xi) providing such other similar services as the Trust may reasonably request to the extent such firms are permitted to do so under applicable statutes, rules or regulations.

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         Section 3. Agreements.

            (a) Distribution and Sales Support Agreements. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, a written agreement with the Distributor in a form duly approved from time to time by the Trust's Board of Trustees. Such agreement shall authorize the Distributor to enter into written Sales Support Agreements, in substantially the form attached hereto as Exhibit B ("Sales Support Agreements"), with Selling Agents.

            (b) Shareholder Servicing Agreements. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix C or any other form duly approved by the Trust's Board of Trustees ("Shareholder Servicing Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Investor A Shares of the Funds of the Trust.

         With respect to Investor A Shares, actual distribution expenses incurred by the Distributor (or sales support expenses incurred by Selling Agents) in a given year may exceed the sum of the fees received by the Distributor pursuant to this Plan and payments received by the Distributor pursuant to contingent deferred sales charges. Any such excess may be recovered by the Distributor, and retained by it or paid over to Selling Agents, as applicable, in future years as long as this Plan is in effect. If this Plan is terminated or not continued, the Trust shall not be obligated to pay the Distributor (or Selling Agents) for any expenses not previously reimbursed by the Trust or recovered through contingent deferred sales charges.

         To the extent any payments made by a Fund pursuant to a Shareholder Servicing Agreement are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to have been approved pursuant to the Plan.

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         Notwithstanding anything herein to the contrary, no Fund or class of shares shall make any payments under the Plan that exceed the maximum amounts payable under applicable Conduct Rules of the National Association of Securities Dealers, Inc.

         Section 4. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Trust's Officers and Board of Trustees, and the Trustees shall review at least quarterly, a written report of the amounts expended by it pursuant to the Distribution Agreement, or by Selling Agents pursuant to Sales Support Agreements, and the purposes for which such expenditures were made.

         Section 5. Approval of Plan. This Plan will become effective immediately, as to any Fund's Investor A Shares, upon its approval by (a) a majority of the outstanding Investor A Shares of such Fund, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

         Section 6. Continuance of Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 5.

         Section 7. Amendments. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Fund's Investor A Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Investor A Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in
Section 5 hereof.

         Section 8. Termination. This Plan is terminable, as to a Fund's Investor A Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or
(b) a vote of a majority of the outstanding Investor A Shares of such Fund.

         Section 9. Limitation of Liability. The names "Nations Funds Trust" and "Trustees of Nations Funds Trust" refer respectively to the trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust which is hereby referred to and a copy of which is at the principal office of the Trust. The obligations of "Nations Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with a Fund's Investor A Shares of the Trust must look solely to the Trust property belonging to such Fund's Investor A Shares for the enforcement of any claims against the Trust.

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         Section 10. Records. The Trust will preserve copies of this Plan, and any Agreements and written reports related to this Plan presented to the Board of Trustees for a period of not less than six years.

         Section 11. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


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                                    EXHIBIT A

                               NATIONS FUNDS TRUST

         1. Nations High Yield Bond Fund
         2. Nations Kansas Municipal Income Fund
         3. Nations MidCap Index Fund

Last Amended:  December 9, 1999

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